CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 25, 2023 with respect to the financial statements of Allspring Small Cap Fund as of March 31, 2023; our reports dated July 27, 2023 with respect to the financial statements of Allspring Asset Allocation Fund, Allspring Growth Balanced Fund, Allspring Moderate Balanced Fund, Allspring Small Company Value Fund, and Allspring Spectrum Moderate Growth Fund as of May 31, 2023; and our reports dated November 21, 2023 with respect to the financial statements of Allspring C&B Mid Cap Value Fund and Allspring Special Mid Cap Value Fund as of September 30, 2023; eight of the funds comprising Allspring Funds Trust; incorporated herein by reference and to the references to our firm under the headings “Financial Statements” in the Prospectus/Information Statement.

/s/ KPMG LLP

Boston, Massachusetts
November 30, 2023